Exhibit 99.1

September 29, 2011

Mr. Patrick W. Forbes, P.E.

Interim Executive Director

State of Louisiana, Office of Community Development

150 North Third Street, Suite 500

Baton Rouge, LA 70801

Dear Mr. Forbes:

On September 2, 2011, we received a demand from the State of Louisiana (the State) that ICF Emergency Management Services, LLC (ICF) reimburse the State for alleged over-payments made to homeowners under the Road Home Program (RHP). This demand is both improper and unfounded.

In responding to this demand, I thought it might be useful to provide some background. As you are aware, ICF supported the Louisiana Office of Community Development (OCD) in its implementation of the RHP under a contract with a period of performance from June 12, 2006, through June 11, 2009. From January 2007 until the end of that contract, I was ICF’s Chief Administrative Officer for the contract. In that capacity, I had regular communications, often several times each day, with representatives of OCD, and therefore have personal, first-hand knowledge of the program, its implementation, and the directions we received from the State with respect to it.

In April 2007, through Change Control Board (CCB) Number 122B, signed and approved by both OCD and the Louisiana Recovery Authority (LRA), attached as Exhibit A, ICF was instructed to deliver grants to homeowners through a lump-sum, up-front payment instead of the original method of implementing the program, which was to pay grant recipients through a disbursement account over time, as repairs were made. At that time, ICF advised the State that, while such a method of payment would expedite payments, it would also, as stated in CCB Number 122B itself, very likely increase the incidence of errors and fraud, decrease the time available to detect such errors or fraud, and reduce the ability to recoup funds that may have been overpaid due to any error or fraud. Having been fully advised of the likelihood of a higher incidence of errors and fraud, the State still decided to accept that risk in favor of getting payments to applicants more quickly, and it instructed ICF to make lump-sum payments to applicants.

Similarly, in May 2007, through CCB Number 125B, also signed and approved by both OCD and LRA, attached as Exhibit B, ICF was further instructed by the State to “…dramatically increase the overall number of homeowners who are able to go to closing…” by using Louisiana Homestead Tax Exemption data for the purpose of verifying home ownership, instead of our completing title searches. The risks pointed out in CCB Number 125B include: “[t]he time available for the program to fix errors or identify fraud post-closing shrinks if closings in fact accelerate. … Expedited closings increase the possibility that error or fraud will not be detected due to lack of time for review of applications and data.”

Mr. Patrick W. Forbes

September 29, 2011

In late 2007, pursuant to the terms of the contract, ICF developed a draft grant recovery process (attached as Exhibit C) intended to recover any over-payments made to applicants, and delivered it to OCD. ICF also prepared letters to send to applicants who may have been overpaid, but was instructed by OCD not to send those letters and not to take any steps to recover any potential over-payments from grant recipients.

OCD, speaking through its then-director Paul Rainwater, later explained the need for grant recovery from homeowners in an April 28, 2008 response to an audit memorandum from the U.S. Department of Housing and Urban Development (HUD):

OCD directed ICF to establish a Grant Recovery Department, reporting to its Director of Operations, to recapture overpayments according to processes that are being established with the State. … Such overpayments generally are an understood by-product of the need to accelerate the processing of tens of thousands of files and, in turn, the inherent risk of human error in a faster process. [See Exhibit D].

Mr. Rainwater went on to explain to HUD that, “[t]o mitigate the impact of potential errors, we proactively require recipients to sign the legal commitment to repay any overpayments cited above.” This legal commitment is memorialized in an Acknowledgment Form executed by each grant recipient at grant closing. The form, attached as Exhibit E, includes the following representation by the grant recipient:

I understand that if the current grant award that I receive today is determined to be an overpayment, I will refund the overpayment to the State of Louisiana Department of Community Development.

Consequently, the State’s demand is unfounded. ICF is not responsible for any amount that may have been overpaid to grant recipients. OCD instructed ICF not to pursue grant recovery while our contract was active, and the State cannot now (more than two years after the end of our contract) claim that ICF is retroactively responsible for amounts that may have been overpaid to grant recipients because of the State’s decisions.

In addition, some of our specific concerns with your letters include:

1.	ICF Deliverables Were Accepted. During our performance, the State, under the terms of the contract, accepted all of our homeowner-related deliverables and services (either by notice or by failing to reject them in writing within 20 days of delivery pursuant to Section 1.2.6 of the contract), including any deliverables and services relating to the amounts of grants. The State had the opportunity to review all aspects of our performance and, in fact, participated in reviews of grant awards before payments to recipients were made. If there was a claim to be made that ICF had not performed properly, the time to make such a claim was years ago and before acceptance of deliverables and before payments were made to applicants. I personally worked closely with the deputy directors of OCD during the final months of the contract on deliverable acceptance, and ICF received the State’s acceptance of all homeowner-related deliverables.

Mr. Patrick W. Forbes

September 29, 2011

2.	Contractual Remedies Do Not Include ICF Liability for Any Amount Overpaid. The contract specifies the remedies available to the State for alleged performance failure by ICF. These remedies do not include ICF being liable for the amount of any alleged over-payment for the reasons summarized below:

a.	The State’s only remedy for alleged faulty performance, if it had been sought before acceptance of any applicable deliverables and had otherwise been sought on a timely basis, would have been to seek re-performance of the relevant work under the contract at no additional charge pursuant to the sixth paragraph of Section 5.0 of the contract:

For any deliverable or service which is not accepted pursuant to Section 1.2.6 above, upon request from the State, the Contractor shall re-perform the Services at no additional charge. If Contractor is unable to re-perform the Services in an acceptable manner, the State shall be entitled to recover the fees paid to Contractor for that portion of the Services which failed to be accepted.

Only if re-performance had been sought in a timely fashion and ICF did not then re-perform in an acceptable manner, would the State have been able to recover any amount from ICF, and then only the amount it paid ICF for the work in question. In order to avail itself of this remedy, however, the State needed to reject the applicable deliverables in writing within 20 days of delivery. Because the State did not do so, it can no longer seek this remedy or, in fact, any remedy for failure to provide any deliverable or service in an acceptable manner under the contract.

b.	In addition, the demand the State makes in its letters would represent payment for special, indirect, or consequential damages. The last paragraph of Section 5.0 of the contract specifically states:

Neither party shall be liable to the other for special, indirect or consequential damages … even if the party has been advised of the possibility of such damages. Neither party shall be liable for lost profits, lost revenue or lost institutional operating savings.

The contract thus specifically exempts ICF from liability to the State for indirect or consequential damages or lost profits, revenues, or institutional operating savings. The alleged over-payments the State seeks here are thus not compensable damages under the contract.

3.

Grant Recipients Agreed to Repay the State For Any Over-Payments. There is no legal basis for the State to seek to recover any over-payments to grant recipients from ICF. As noted in the State’s explanation to HUD, the recipients of grants under the program all agreed in writing to pay back to the State any over-payments they received. These recipients are the parties from whom reimbursement of any over-payments should have been pursued, and, if the State wishes to recover any alleged over-payments, recovery actions would need to be taken against those recipients. The State specifically instructed ICF not to seek reimbursement from grant recipients for any over-payments, even though ICF was ready and willing to do so during its period of contract performance. As with all contracts governed by Louisiana law, the State has a legal duty pursuant to Louisiana Civil Code Article 2002 to mitigate any damages, in this case by attempting to collect any

Mr. Patrick W. Forbes

September 29, 2011

amounts overpaid from homeowners. To the extent the State decides to move forward with its effort to recover any potential over-payment from ICF instead of seeking to recover any such over-payment from the grant recipient pursuant to the Acknowledgement Form, each and every grant recipient the State contends was involved in any alleged over-payment will have to be a party to the State’s action.

4.	The State Acknowledged and Accepted The Risk of Over-Payments. It is well documented that the State recognized there were tradeoffs and risks inherent in a faster process, such as the possibility of over-payments. As indicated previously in its April 28, 2008 response to HUD (Exhibit D), OCD stated: “…overpayments generally are an understood by-product of the need to accelerate the processing of tens of thousands of files and, in turn, the inherent risk of human error in a faster process.” Implementing a grant recovery process would have provided the opportunity to address with homeowners the over-payments (if any) fully expected by the State. To the extent that there were any over-payments to grant recipients that have not been returned to the State, it is because of the State’s actions, including its instructions to ICF not to send out the letters to grant recipients or otherwise take any action that would have begun the grant recovery process.

5.	The Contractual Claims Process Has Not Been Followed By The State. Your letters allege that ICF has breached the contract. Section 6.0 of the contract governs contract claims and controversies between OCD and ICF: “Any claim or controversy arising out of the Contract shall be resolved by the provisions of Louisiana Revised Statute 39:1524-26.” Step one of the dispute resolution process under this statute involves informal negotiation with the Commissioner of Administration. La. R.S. 39:1524. Should that fail to resolve the dispute, the Commissioner has 120 days to issue a formal written decision on the dispute. La. R.S. 39:1525. Only after that decision is rendered can either party commence litigation. La. R.S. 39:1526. To the extent OCD continues to pursue its demand, ICF expects OCD to adhere to the provisions of the contract and Louisiana law.

6.	The State Has Not Provided Any Documentation Supporting Its Allegations Of Over-Payment. In making demand against ICF, OCD has presumably collected documents supporting its claim that grant funds were overpaid and that this over-payment was allegedly ICF’s fault. If OCD wishes to continue with its demand, ICF hereby requests copies of all such documents supporting its claim, none of which was provided with your letters.

For these reasons, as well as many other reasons that will be addressed at the appropriate time, ICF rejects OCD’s demand to reimburse the State for any alleged over-payment to RHP grant recipients. In addition, we hereby decline to provide copies of any insurance policies requested in your letters.

By this letter, ICF does not, in any way, admit that there was any over-payment to any grant recipient nor admit that ICF or its subcontractors were in any way responsible if any such over-payment was made. Moreover, this letter is without waiver of, or prejudice to, any other rights and/or defenses ICF has under the contract or otherwise to the State’s claim.

Mr. Patrick W. Forbes

September 29, 2011

I remain available to discuss this issue with you. Please feel free to contact me at (703) 934-3575 should you have questions.

Sincerely,

John D. Thornton

Vice President

Enclosures

cc:	Pauline Hardin, Esq., Jones Walker
Paul Rainwater, Commissioner of Administration, State of Louisiana

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